Exhibit 99.b

Trustmark Corporation
Certification of Principal Financial Officer
for First Fiscal Year Pursuant to EESA §111(b)(4)

I, Louis E. Greer, certify, based on my knowledge, that:

Trustmark Corporation was subject to the executive compensation requirements of Section 111 of the Emergency Economic Stabilization Act of 2008, as amended from time to time (“Section 111 of EESA”), during the period between January 1, 2009 and December 9, 2009 (the “applicable period”), the latter date being when Trustmark Corporation redeemed all the Senior Preferred stock from the U.S. Treasury.  During that period:

(i) To the extent required by the executive compensation requirements of Section 111 of EESA and the regulations promulgated thereunder, the compensation committee of Trustmark Corporation discussed, reviewed, and evaluated with senior risk officers during the applicable period the senior executive officer (SEO) compensation plans and the employee compensation plans and the risks these plans pose to Trustmark Corporation;

(ii) To the extent required by the executive compensation requirements of Section 111 of EESA and the regulations promulgated thereunder, the compensation committee of Trustmark Corporation identified and limited during the applicable period any features of the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of Trustmark Corporation, and during that same applicable period identified any features of the employee compensation plans that posed risks to Trustmark Corporation and limited those features to ensure that Trustmark Corporation was not unnecessarily exposed to risks;

(iii) To the extent required by the executive compensation requirements of Section 111 of EESA and the regulations promulgated thereunder, the compensation committee reviewed during the applicable period the terms of each employee compensation plan and identified any features of the plan that could encourage the manipulation of reported earnings of Trustmark Corporation to enhance the compensation of an employee, and limited any such features;

(iv) To the extent required by the executive compensation requirements of Section 111 of EESA and the regulations promulgated thereunder, the compensation committee of Trustmark Corporation certified to the reviews of the SEO compensation plans and employee compensation plans required under (i) and (iii) above;

(v) To the extent required by the executive compensation requirements of Section 111 of EESA and the regulations promulgated thereunder, the compensation committee of Trustmark Corporation provided a narrative description of how it limited during any part of the most recently completed fiscal year that included a TARP period the features in:

(A) SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of Trustmark Corporation;

(B) Employee compensation plans that unnecessarily exposed Trustmark Corporation to risks; and

(C) Employee compensation plans that could encourage the manipulation of reported earnings of Trustmark Corporation to enhance the compensation of an employee;

(vi) Trustmark Corporation required that bonus payments, as defined in the regulations and guidance established under Section 111 of EESA (bonus payments), of the SEOs and twenty next most highly compensated employees be subject to a recovery or “clawback” provision during any part of the most recently completed fiscal year that was a TARP period if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;

(vii) Trustmark Corporation prohibited any golden parachute payment, as defined in the regulations and guidance established under Section 111 of EESA, to an SEO or any of the next five most highly compensated employees during the period beginning on June 15, 2009 and ending December 9, 2009;

(viii) Trustmark Corporation limited bonus payments to its applicable employees in accordance with Section 111 of EESA and the regulations and guidance established thereunder during the period beginning on June 15, 2009 and ending December 9, 2009;

(ix) The board of directors of Trustmark Corporation established an excessive or luxury expenditures policy, as defined in the regulations and guidance established under section 111 of EESA, by September 14, 2009; this policy has been provided to Treasury and its primary regulatory agency; Trustmark Corporation and its employees complied with this policy during the applicable period beginning on September 14, 2009 and ending December 9, 2009; and any expenses that, pursuant to this policy, required approval of the board of directors, a committee of the board of directors, an SEO, or an executive officer with a similar level of responsibility were properly approved;

(x) Trustmark Corporation permitted a non-binding shareholder resolution in compliance with any applicable Federal securities rules and regulations at the annual shareholders’ meeting that occurred during the period beginning on June 15, 2009 and ending December 9, 2009;

(xi) Trustmark Corporation will timely disclose the amount, nature, and justification for the offering during the period beginning on June 15, 2009 and ending December 9, 2009 of any perquisites, as defined in the regulations and guidance established under Section 111 of EESA, whose total value exceeds $25,000 for any employee who is subject to the bonus payment limitations identified in paragraph (viii);

(xii) Trustmark Corporation will timely disclose whether Trustmark Corporation, the board of directors of Trustmark Corporation, or the compensation committee of Trustmark Corporation has engaged during the period beginning on the later of the closing date of the agreement between the TARP recipient and Treasury or June 15, 2009 and ending December 9, 2009, a compensation consultant; and the services the compensation consultant or any affiliate of the compensation consultant provided during this period;

(xiii) Trustmark Corporation prohibited the payment of any gross-ups, as defined in the regulations and guidance established under Section 111 of EESA, to the SEOs and the next twenty most highly compensated employees during the period beginning on June 15, 2009 and ending December 9, 2009;

(xiv) Trustmark Corporation substantially complied with all other applicable requirements related to employee compensation that are provided in the agreement between Trustmark Corporation and Treasury, including any amendments;

(xv) Trustmark Corporation submitted to Treasury a complete and accurate list of the SEOs and the twenty next most highly compensated employees for the most recently completed fiscal year, with the non-SEOs ranked in descending order of level of annual compensation, and with the name, title, and employer of each SEO and most highly compensated employee identified; and

(xvi) I understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment, or both. ( See, for example, 18 U.S.C. 1001.)

BY:	/s/ Louis E. Greer
Louis E. Greer
Treasurer and Principal
Financial Officer

DATE:	February 25, 2010